Exhibit 99.1


Aether Announces Departure of President and Vice Chairman George Davis

   OWINGS MILLS, Md.--(BUSINESS WIRE)--Jan. 15, 2004--Aether Systems, Inc. (Nasdaq:AETH), today announced that President and Vice Chairman George Davis has decided to step down from day-to-day management activities with the Company and to resign as a member of the Board of Directors. The resignation is effective immediately, and the Company does not plan to hire a replacement or to fill the Board vacancy at this time.
   Mr. Davis has been a key member of the Aether management team since 1996. His leadership helped Aether establish itself as a premier provider of wireless and mobile data solutions. As the Company has evolved, and particularly in light of the recent sale of the Enterprise Mobility Solutions Division to TeleCommunication Systems, Inc., Mr. Davis in conjunction with the Aether management team, decided that the time was right for him to pursue new opportunities and challenges.
   "George has been a trusted advisor for a long time, and I would like to thank him sincerely for his faithful service to the Company," said Aether Chairman and CEO Dave Oros. "He has always been an inspirational leader, and I am certain that success will follow him in future endeavors."

   About Aether Systems, Inc.

   Aether Systems provides wireless and mobile data solutions for the Transportation and Public Safety industries designed to increase efficiency and productivity. Aether's transportation solutions, in use by over 600 fleets, include the industry leading MobileMax(TM) multi-mode system. MobileMax automatically switches between land-based and satellite communications to ensure complete coverage and cost-effective communications. Aether's public safety solutions help hundreds of Police and Fire departments in North America leverage the power of wireless communications for improved service to the public. The PacketCluster family of products provides officers in the field with empowering applications including direct access to motor vehicle and warrant information within seconds, and paperless reporting systems. For more information, please visit www.aethersystems.com.

    CONTACT: Aether Systems, Inc.
             Greg Abel, 443-394-5189
             gabel@aethersystems.com